SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

[X]	CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) NOVEMBER 21, 2002

BLUE RHINO CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-24287	56-1870472
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

104 CAMBRIDGE PLAZA DRIVE
WINSTON-SALEM, NORTH CAROLINA 27104
(Address of principal executive offices)

(336) 659-6900
(Registrant’s telephone number, including area code)

Item 2.     Acquisition or Disposition of Assets

     On November 22, 2002, the Company acquired Platinum Propane, L.L.C. (“Platinum”) and Ark Holding Company LLC (“Ark”) and their respective subsidiaries, representing ten of the Company’s 46 distributors. Platinum’s five subsidiary distributors operate in Southern California, including Los Angeles and San Diego, Chicago, the Carolinas, Georgia and Florida. Ark’s five subsidiary distributors operate in New Jersey, Seattle, Kansas City, Denver and Salt Lake City. Collectively, the territories served by the acquired distributors represent approximately 45% of Blue Rhino’s cylinder exchange revenues.

     The acquisitions were structured as reverse mergers and resulted in each of Platinum and Ark becoming a wholly owned subsidiary of the Company. The assets of Platinum and Ark consist of equipment, vehicles and other operational infrastructure used in refurbishing, refilling and delivering propane cylinders, all of which will continue to be used in the conduct of their respective distributorships. The operational management for each acquired distributor was retained.

     In its acquisition of Platinum, the Company issued approximately $11 million in restricted shares of its common stock, par value $0.001 per share, valued based on a thirty-day pricing period ending on November 1, 2002, and assumed $3,321,172 in debt, all of which was satisfied at closing. In its acquisition of Ark, the Company issued approximately $6 million in restricted shares of its common stock, valued based on the same thirty-day pricing period, and assumed $10,000 in debt, all of which was satisfied at closing. An aggregate of 1,104,196 shares were issued in the transactions, and the Company used funds from its credit facility and general working capital to satisfy the debt. The consideration paid by the Company was negotiated at arms’ length among the Company and Platinum’s parent and sole member, Platinum Propane Holding, L.L.C. (“Platinum Holding”), and at arms’ length among the Company and Ark’s members, and no formula or other fixed or identifiable principles were used in establishing these terms other than the share calculation method described above.

     Billy D. Prim and Andrew J. Filipowski, the Company’s Chairman and Chief Executive Officer and Vice Chairman, respectively, had personally guaranteed and secured the obligations of Platinum to its primary bank. As of the closing, Platinum’s obligations to its bank were satisfied in full. Messrs. Prim and Filipowski served on the board of directors of Platinum Holding until resigning in early November 2002.

     The description contained in this Item 2 is qualified in its entirety by reference to the documents relating thereto filed as exhibits to this Report.

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits:

(c)	Exhibits.

2.1	Merger Agreement among Blue Rhino Corporation, Platinum Acquisition, LLC and Platinum Propane, L.L.C.

2.2	Merger Agreement among Blue Rhino Corporation, Ark Acquisition, LLC and Ark Holding Company, L.L.C.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blue Rhino Corporation

Date: November 27, 2002	By:	/s/ Mark Castaneda

Secretary and Chief Financial Officer